Exhibit 21.1
Subsidiaries of Registrant

Eco-Pure Food Safety Systems, Inc.
Cyclopss Laundry Systems, Inc.
Cyclopss Medical Systems, Inc.
Cyclopss Wastewater Systems, Inc.